Exhibit 21


                 Subsidiaries of Guaranty Financial Corporation


Name of Subsidiary                                    State of Organization

Guaranty Bank                                                Virginia

         -    GMSC, Inc.                                     Virginia

         -    Guaranty Investment Corp.                      Virginia

Guaranty Capital Trust I                                     Delaware